EXHIBIT 8.1

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

BANK OF AMERICA PLAZA

600 PEACHTREE STREET, N.E. - SUITE 5200

ATLANTA, GEORGIA 30308-2216

www.troutmansanders.com

TELEPHONE: 404-885-3000

FACSIMILE: 404-885-3900

April 7, 2006

Georgia Power Company

241 Ralph McGill Boulevard, N.E.

Atlanta, Georgia 30308

Ladies and Gentlemen:

We have acted as counsel to Georgia Power Company (“Georgia Power”), in connection with (i) the planned merger (the “Merger”) of Savannah Electric and Power Company (“Savannah Electric”) with and into Georgia Power, pursuant to the Agreement and Plan of Merger, dated as of December 13, 2005, by and between Georgia Power and Savannah Electric (the “Merger Agreement”) pursuant to which the holders of Savannah Electric 6.00% Series Preferred Stock will receive Georgia Power 6 1/8% Series Class A Preferred Stock, and (ii) the preparation of the Registration Statement on Form S-4, as amended, to which this opinion letter is filed as an exhibit (the “Registration Statement”). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

For purposes of the opinion set forth below, we have examined and relied upon the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus contained in the Registration Statement (the “Proxy Statement/Prospectus”), and such other documents as we have deemed necessary and appropriate for purposes of this opinion. In our examination of documents, we have assumed that all documents submitted to us as copies faithfully reproduce the original thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. In addition, we have obtained such information and representations as we have deemed relevant and necessary through consultation with your various representatives, including officers of Georgia Power and Savannah Electric verifying certain facts that have been represented to us.

We have assumed, with your consent, that (i) the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof) and will qualify as a merger under the applicable laws of the State of Georgia, (ii) the statements of fact concerning the Merger set forth in the Merger Agreement, the Registration Statement, and the Proxy Statement/Prospectus are true, correct, and complete and will remain true, correct, and complete at all times leading up to the Effective Time and (iii) any information and representations

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

Georgia Power Company

April 7, 2006

provided by your various representatives is true, correct and complete and will remain true, correct, and compete at all times leading up to the Effective Time. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that the description of the material federal income tax consequences contained in the section of the Proxy Statement/Prospectus entitled “THE MERGER – Material Federal Income Tax Consequences,” insofar as such statements constitute legal conclusions or summaries of legal matters, is accurate.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time of the Merger in federal income tax law or administrative practice that may affect our opinion.

Our opinion represents our best legal judgment as to the likely outcome of the issues discussed if presented in a court of law. Our opinion is not binding on the Internal Revenue Service or a court. Accordingly, no assurance can be given that the Internal Revenue Service or a court would agree with our opinion.

This opinion is for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption LEGAL MATTERS in the Registration Statement and the Proxy Statement /Prospectus which is a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Troutman Sanders LLP